Exhibit 99.3

Using cutting edge science to develop innovative therapeutics and diagnostics Corporate Presentation / August 2021

Legal Disclaimer About this Presentation This presentation is provided for informational purposes only and is subject to change . The information contained herein does not purport to be all - inclusive . The data contained herein is derived from various internal and external sources, and may rely upon assumptions, stated or otherwise, and forward - looking statements discussed on page 3 of this presentation . No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any forward - looking statements, modeling or any other information contained herein . Petra Acquisition, Inc . (“Petra”) and Revelation Biosciences Inc . (“Revelation” or “Company”) assume no obligation to update the information in this presentation . This material is not for the benefit of, and does not convey any rights or remedies for the benefit of, any holder of securities or any other person . This material is not intended to provide the basis for evaluation of any transaction and does not purport to contain all information that may be required and should not be considered a recommendation or opinion of any kind with respect to any transaction . Important Information and Where to Find It In connection with the proposed business combination, Petra intends to file with the SEC a registration statement on Form S - 4 covering Petra’s securities to be issued to the security holders of Revelation at the closing of the business combination, which registration statement will contain preliminary and definitive proxy statements of Petra in connection with a special meeting of the stockholders of Petra to consider and vote on the business combination and related matters . Petra will mail the definitive registration statement on Form S - 4 containing the definitive proxy statement and other relevant documents to its stockholders in connection with the meeting . Investors and security holders of Petra and Revelation are advised to read, when available, the draft of the registration statement, the preliminary proxy statement, and amendments thereto, and the definitive registration statement and proxy statement, which will contain important information about the proposed business combination and the parties to it . The registration statement and definitive proxy statement will be mailed to stockholders of Petra and Revelation as of a record date to be established for voting on the proposed business combination . Stockholders will also be able to obtain copies of the registration statement and proxy statement, without charge, once available, at the SEC’s website at www . sec . gov . Participants in the Solicitation Petra, Revelation and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Petra stockholders in connection with the proposed business combination . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Petra’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available . Information concerning the interests of Petra’s and Revelation’s participants in the solicitation, which may, in some cases, be different than those of Petra’s and Revelation’s stockholders generally, will be set forth in the proxy statement relating to the proposed business combination when it becomes available . No Offer or Solicitation This material is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction . No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , as amended . 2

Forward - Looking Statements Certain statements made herein are "forward - looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters . Such forward - looking statements include timing of the proposed business combination ; the business plans, objectives, expectations and intentions of the parties once the proposed business combination is complete, and Petra’s and Revelation’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities, relating to the acquired business . These forward - looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties . As a result, caution must be exercised in relying on forward - looking statements . Due to known and unknown risks, our actual results may differ materially from our expectations or projections . The following factors, among others, could cause actual results to differ materially from those described in these forward - looking statements : the occurrence of any event, change or other circumstances that could give rise to an amendment or termination of the Merger Agreement and the proposed transaction contemplated thereby ; the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Petra or Revelation or other conditions to closing in the Merger Agreement ; should any material redemption requests be made by the Petra stockholders (since the sources and uses of cash projected in this presentation assume that no redemptions will be withdrawn from the Petra trust account) ; whether the amount of redemption requests made by the Company’s stockholders will exceed the zero amount projected in this presentation ; the inability to obtain or maintain the listing of the post - acquisition company’s securities on Nasdaq following the business combination ; costs related to the business combination ; the Company’s ability to yield sufficient cash proceeds from the transaction to support its short - term operations and research and development efforts since the Merger Agreement requires no minimum amount in the trust fund to close the transaction ; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination ; changes in applicable laws or regulations ; the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to grow and manage growth profitability and retain its key employees ; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors ; risks relating to the successful development of Revelation’s product candidates ; the clinical utility of an increase in intranasal IP - 10 levels as a treatment for viral infections and whether this data can be replicated in future clinical studies for REVTx - 99 ; the timing, costs, conduct, and outcome of clinical studies ; the ability to achieve project milestones and their timing and costs ; the impact of the ongoing COVID - 19 pandemic on our business and operations, including enrollment in our clinical trials, our continued reliance on third parties to conduct additional clinical trials our current and future product candidates, and for the manufacture of Revelation’s product candidates ; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities ; potential indications, for which our drug candidates may be developed ; market potential and patient population ; and the expected duration over which Revelation's cash balances will fund its operations ; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by Petra . 3

Respiratory Viral Infections: A Perpetual Problem

- COVID-19 exposed gaps in currently approved methods to diagnose, prevent and treat respiratory viral infections
- Existing and emerging respiratory viruses effect large numbers of people annually and have a substantial social and economic impact. Prior to COVID-19, influenza alone was responsible for $87B economic impact annually
- Vaccines are an important tool, but due to viral mutation, vaccines are only part of the solution as their effectiveness has been as low as 25% and each virus requires a separate vaccine

	Influenza	RSV	SARS-CoV-2
Annual Cases	9-45 million		~33 million
Annual Hospitalizations	14,000-810,000	~250,000	
Annual Deaths	12,000-61,000	~14,000	~600,000

- Our products are being developed to work pan-virally.

CDC March 15, 2021

REVELATION BIOSCIENCES

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Revelation Biosciences – Our Focus 5 • The innate immune response is our first line of defense against viral invasion • The innate response is non - specific and is immediately activated upon viral invasion • It works via the production and activity of cytokines and chemokines that inhibit the ability of the virus to proliferate and recruit the adaptive immune response • Revelation’s products take advantage of this innate immune response Developing therapeutics and diagnostics for respiratory viral infections based on modulation or measurement of the innate immune system • The adaptive immune response results in the production of pathogen specific antibodies • The production of antibodies takes days to weeks to develop • Vaccines take advantage of the adaptive immune response Experienced Management and Scientific Team Pathogen Innate Immune Response Adaptive Immune Response • Respiratory viruses enter through the nose and mouth

Revelation Biosciences – Executive Summary

Revelation Portfolio	Revelation's portfolio consists of three product candidates: **REVTx-99** (Phase 2), **REVTx-200** (Preclinical) and **REVDx-501** (Pre-510(k)) **REVTx-99** is a broad anti-viral nasal drop solution in development for the prevention or treatment of respiratory viral infections including influenza A & B, SARS-CoV-2 and its variants, parainfluenza, RSV, and emerging viruses. **REVTx-99** is also being developed for the treatment chronic nasal congestion **REVDx-501** is a diagnostic device in development for the detection of any respiratory viral infection regardless of virus type without the need for specialized instrumentation
Scientific Rationale	**REVTx-99** stimulates the production of multiple, local interferons and other protective cytokines via TLR-4 agonism. Phase 1 biomarker data is supportive of continued development **REVDx-501** Rapid screen allows for virus negative patients to be eliminated, thus increasing the efficiency of SARS-CoV-2 specific testing
Near Term Value Drivers	**REVTx-99** topline data for Phase 2 viral challenge study estimated to be available in Q2 2022 **REVDx-501** is expected to gain marketing clearance in 2H 2022
Experienced Management and Scientific Team	Extensive product development experience across multiple indications spanning all stages of drug development including 8 FDA and EMA approvals Successful track record in multiple startups and turn-arounds including, 3 NASDAQ listings and 1 NYSE listing

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Development Pipeline 7 Pipeline consists of two therapeutic product candidates (REVTx - 99 and REVTx - 200) and one diagnostic product (REVDx - 501) Therapeutic Pipeline Discovery Preclinical Phase 1 Phase 2 Phase 3 Approval REVTx - 99 REVTx - 200 Diagnostic Pipeline Research Development Clinical Testing Approval REVDx - 501 Prevention of respiratory viral Infection Treatment of respiratory viral infection Chronic nasal congestion Adjunct to IM vaccine Detection of respiratory viral infection 510(k)

Project Milestones

Project	Milestone	Estimated Timing
REVTx-99: *Nasal drops for the prevention and/or treatment of respiratory viral infection*	• Completion of Phase 1 single dose escalation	✓ Jan 2021
	• Completion of Phase 1 multidose cohort	✓ Mar 2021
	• Phase 1 clinical Proof-of-Principle data	✓ Mar 2021
	• Initiate Phase 2 influenza viral challenge study	Q1 2022
	• Phase 2 influenza viral challenge study top line data	Q2 2022
	• Initiate Phase 3 study for the prevention of respiratory viral infection	Q4 2022
	• Initiate Phase 1 study for treatment of chronic nasal congestion	Q4 2021
REVTx-200: *Nasal drops for the improvement of IM vaccinations*	• Establish relation with vaccine development company(s)	1H 2022
	• Study REVTx-200 using established vaccines and nonclinical models	1H 2022
REVDx-501: *Point of care/at-home diagnostic for the detection of respiratory viral infection*	• Identify development and commercialization partner	Q1 2022
	• 510(k) submission	1H 2022

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REVTx - 99 For the Prevention of Respiratory Viral Infection

REVTx - 99 Overview • REVTx - 99 is prophylaxis for respiratory viral infections ▪ Active ingredient: Phosphorylated Hexa - Acyl Disaccharide ( PHAD) ▪ Formulation: intranasal drops • Mechanism of action: REVTx - 99 stimulate s the innate immune system via TLR4 TRIF pathway agonism to produce protective cytokines including interferons (IFNs) • IFNs and other protective cytokines blunt the ability of an invading virus to replicate. Status: • Phase 1 study single and multiple dose - completed with positive top - line data • Phase 2 viral challenge study with influenza - expected to begin in Q1 2022 • REVTx - 99 • REVTx - 200 • REVDx - 501 10

- REVTx-99
- REVDx-200
- REVDx-501

Strong Scientific Rationale

- Influenza and coronavirus viruses can block interferon production,[1,2] leading to more severe disease[3]
- Interferon have been shown to be effective vs influenza[4] and SARS-COV-2[5] in vitro
- Exogenous interferons have been shown to be effective in preventing respiratory viral infections in humans[6]
- REVTx-99 stimulates the production of protective cytokines including multiple types of interferon via TLR-4 agonism[7]

IFN-α is beneficial for reducing clinically confirmed respiratory infection against multiple virus types in humans[3]

Virus	Placebo Group Infection Rate (%)	IFN-α Group Infection Rate (%)
Influenza A	22.6	6.4
Influenza B	15.8	4.3
Parainfluenza A	15.9	4.1
Adenovirus	7.2	3.1
Respiratory Syncytial Virus	2.8	0.8

✓ **REVTx-99 has been shown to significantly increase key innate immune system cytokines which should translate into clinical success**

REVELATION BIOSCIENCES

[1] Virus Research, 2011, DOI:10.1016/j.viruses.2011.10.017
[2] PLoS ONE, February 1, 2012, DOI:10.1371/journal.pone.0030802
[3] Cell Host & Microbe 19, pg.181–193, February 10, 2016
[4] Emerging Microbes and Infections, Dec 11, 2019 DOI: 10.1080/22221751.2019.1698271
[5] Journal of Biological Chemistry, June 25, 2020 DOI: 10.1074/jbc.AC120.013788
[6] Vaccine, April 2010, DOI:10.1016/j.vaccine.2010.03.062
[7] Bio. Pharmacology Vol. 183, Jan. 2021, 114316 DOI:10.1016/j.bcp.2020.114316

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PHAD is effective against viral infections due to the activation of innate immune system cytokines such as interferon Preclinical Activity of PHAD in Mouse Model 1 Trends in Microbiology, October 1, 2002, DOI: 10.1016/S0966 - 842X(02)02426 - 5 12 0 10 20 30 40 50 60 70 80 90 100 -3 -2 -1 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 Percent survival Days post influenza challenge PHAD (Day -2) PHAD (Day 0) No Treatment Researchers have shown that PHAD protects against lethal influenza virus challenge 1 • REVTx - 99 • REVDx - 200 • REVDx - 501

• REVTx-99
• REVDx-200
• REVDx-501

RVL-HV01: Phase 1 Healthy Volunteer Study with REVTx-99

Study Title

RVL-HV01: A Phase 1, Placebo-Controlled, Single Dose, Escalating Dose, Followed by Multiple Dose Study to Determine the Safety and Tolerability of Intranasal REVTx-99 in Healthy Adult Volunteers in Australia

Study Design

- **Total number of subjects: 48** (6 cohorts, 8 subjects per cohort)
- **Cohorts 1-5:** treated group (N=6) receives a dose of either 5, 15, 30, 50 or 100 µg
- **Cohort 6:** treated group (N=6) receives a dose of 100 µg daily x 5
- **Readouts**: Safety measurements, systemic and nasal cytokine levels, systemic pK

Study Endpoints

- **Primary Endpoints:**
  a) Safety and tolerability of REVTx-99 from Day 1/Predose through End-of-Study (EOS)
  b) Pharmacodynamic effect from Day 1/Predose to EOS
- **Secondary Endpoints:**
  a) Change in serum cytokine levels from screening to EOS
  b) Treatment emergent adverse events (TEAEs) from Day 1/Hour 0 through study completion
- **Exploratory Endpoints:**
  a) Plasma PK levels

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- REVTx-99
- REVDx-200
- REVDx-501

Summary of Phase 1 Study Results

Safety

- All doses of REVTx-99 were well tolerated with no significant or serious adverse events
- Drug related adverse events were all mild and limited to the local nasal mucosa and included runny nose or mild nasal congestion at the higher doses

Biomarkers

- REVTx-99 significantly increased the levels of intranasal IP-10, a key cytokine that correlates with the desired biologic activity
- Additional protective cytokines were also upregulated intranasally
- The inflammatory cytokine IL-6 was not upregulated intranasally
- Systemic cytokines were not upregulated supporting the concept that REVTx-99 acts locally

IP-10 response rate at 50 µg dose



Placebo
N: 24
Rate: 13%
50 µg
N: 12
Rate: 67%
P: < 0.01
Percent of Nostrils with >5-fold change from basline
80%
70%
60%
50%
40%
30%
20%
10%
0%
Placebo
50 ug

Conclusion

✓ REVTx-99 significantly increases key innate immune system cytokines predictive of clinical efficacy and this biomarker data and excellent safety profile supports continued development

✓ 50 µg will be the dose used for the Phase 2 influenza viral challenge study

[1]A response was defined as a >5-fold increase in IP-10. The nostrils meeting the criteria of a response were assigned a 1, those that did not a 0. The percent response rate was calculated by dividing the number of responding nostrils by the total nostrils examined. A p-value was calculated using a t-test assuming equal variances comparing placebo to a specific dose group

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- **REVTx-99**
- REVDx-200
- REVDx-501

RVL-HV01: Primary Endpoint – Pharmacodynamic Effect on IP-10

Interferon-induced Protein 10 (IP-10) was identified a priori as the key cytokine of interest

IP-10 was identified a priori as the key cytokine of interest based on the following five characteristics:

1. IP-10 production requires interferon
2. IP-10 is a known TRIF dependent cytokine[1] that attracts and activates macrophage and dendritic, natural killer cells, and activated T lymphocytes
3. IP-10 is readily measured in nasal mucosal samples
4. IP-10 is actively upregulated at the onset of respiratory viral infection (e.g., infection with influenza, SARS-CoV-2, rhinovirus)
5. Stimulation of IP-10 has been shown to track with clinical efficacy in clinical viral challenge studies[2]

Response based on placebo

For the RVL-HV01 study, **the average fold-change per nostril from baseline for placebo IP-10 was 1.5-fold** with a standard deviation of ± 1.4. 2 standard deviations = 4.3-fold placebo (95% Confidence interval)

Response based on PREP-001 Data[2]

Response based on PREP-001 data:

- **PREP median baseline:** 550 pg/mL
- **PREP median value post dose:** 1920 pg/mL
- **Fold-change from baseline:** 3.5-fold

Response rate

Based on the above, we defined a response of >5-fold increase in IP-10 as clinically meaningful

[1] PLoS ONE, 2011 DOI:10.1371/journal.pone.0016333
[2] PREP-001 is a TLR-3 agonist that demonstrated effectiveness in preventing both infection with rhinovirus and influenza in human clinical studies. The primary cytokine upregulated by PREP101 is IP-10.

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Placebo N: 88 Mean: 1.5 50 ug N: 48 Mean: 9.1 P: 0.06 100 ug N: 48 Mean: 16.7 P: 0.10 50+100 N: 96 Mean: 12.9 P: 0.03 50+100+multi N: 120 Mean: 10.9 P: 0.02 5+15+30 N: 144 Mean: 1.5 P: 0.9 Fold change from Baseline REVTx - 99 Produced a Dose Dependent Increase in Intranasal IP - 10 16 x REVTx - 99 stimulated an intranasal dose dependent response for IP - 10 in this Phase 1 study x REVTx - 99 did not stimulate a systemic IP - 10, supporting the concept that REVTx - 99 acts locally x Preliminary PK data shows no systemic exposure above the 5 pg /mL limit of quantitation Presented is a box and whisker plot of the fold - change values for all data and time - points including the mean fold - change and p - value calculated using a t - test comparing placebo to each data set presented • REVTx - 99 • REVDx - 200 • REVDx - 501 Placebo (Systemic) N: 88 Mean: 1.0 50 ug (Systemic) N: 48 Mean: 0.9 P: 0.27

REVTx - 99 also Stimulated other Protective Cytokines MCP - 1 and IFN - ࢽ tracked with IP - 10 0 20 40 60 80 100 120 0 200 400 600 800 1000 1200 0 50 100 150 200 MCP - 1, IFN - g (pg/mL) IP10 (pg/mL) Time (hours) IP10-Right MCP1-Right IFN-g-Right 50 µg N: 11 Rate: 27% P: 0.05 0% 5% 10% 15% 20% 25% 30% Placebo 50 ug Percent of Nostrils with >4.5 - fold change from Baseline Placebo N: 24 Rate: 4% 0% 5% 10% 15% 20% 25% 30% Placebo 50 ug Percent of Nostrils with >7.7 - fold change from Baseline Placebo N: 22 Rate: 14% 50 µg N: 12 Rate: 17% P: NS IL - 7 IL - 6 • IL - 7, another TRIF protective cytokine trended in the right direction • IL - 7 is responsible for B and T cell development • IL - 6, an inflammatory cytokine was not upregulated • MCP - 1 and IFN - ࢽ , TRIF protective cytokines • At higher doses, MCP - 1 and IFN - ࢽ were also observed and tracked well with IP - 10 • REVTx - 99 • REVDx - 200 • REVDx - 501  - - 17

• Objective: To evaluate the efficacy of REVTx - 99 in reducing influenza virus load in the upper airways during infection • Primary Endpoint: Are a under the curve (AUC) of viral load by qPCR from nasal pharyngeal swabs • REVTx - 99 • REVDx - 200 • REVDx - 501 Next Step: Phase 2 Viral Challenge Study (De - Risking for Phase 3) 18 Study Title: A Phase 2, study assessing prophylactic efficacy of intranasal REVTx - 99 in an H3N2 influenza challenge model in healthy humans • Total number of subjects: 60 • 2 cohorts (30 per cohort; 1:1 Placebo vs Treatment) • Cohort 1: REVTx - 99 Day - 2 and Day - 1 (prior to infection) 50 µg single dose (25 µg per nostril) • Cohort 2: REVTx - 99 Day - 2 (prior to infection) 50 µg single dose (25 µg per nostril) • Full protocol currently in development, including logistics • Expected study start: 1Q 2022 Objective and Primary Endpoints Study Design Status and Timing

- REVTx-99
- REVDx-200
- REVDx-501

Market Need: REVTx-99 has Multiple Possible Uses with Potentially Large Markets

Seasonal Prophylaxis	Potential Target Population
Seasonal virus prophylaxis (e.g. influenza season)	At Risk Population. For example: • Health care workers • Elderly • Immunocompromised

Situational Prophylaxis	Potential Target Population
REVTx-99 can be taken prophylactically prior to an anticipated potential exposure	General population. For example: • Travelers • Visitors to hospitals, nursing homes

Contact Prophylaxis	Potential Target Population
REVTx-99 can be taken prophylactically to prevent infection if exposed to someone with an active infection	General population. For example: • Family • Coworkers • Visitors to a doctor's office

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REVTx - 99 For the Treatment of Chronic Nasal Congestion

Rationale for Chronic Nasal Congestion: Eotaxin, Allergies and REVTx - 99 21 • Eotaxin propagates allergies and inflammation • Eotaxin binds to its receptor CCR3, which is expressed on a range of different cell types • A number of effector cells associated with allergies express the CCR3 receptor 1. Eosinophils 2. Th2 Lymphocytes 3. Mast cells 4. Basophils • Mast cells, eosinophils, and basophils are aggressively cytotoxic • IP - 10 binds to CCR3 and will directly compete with eotaxin binding CCR3, limiting immediate inflammation to provide rapid relief • In addition, TRIF stimulation biases toward a Th1 cellular responses (protective), versus a Th2 cellular response (inflammatory) potentially resulting in sustained relief No REVTx - 99 With REVTx - 99 IP10 Confidential • REVTx - 99 • REVDx - 200 • REVDx - 501

- REVTx-99
- REVDx-200
- REVDx-501

Phase 1b Nasal Challenge Study (RVL-CLR01)

Study Title: Effect of REVTx-99 on Nasal Challenge with Allergen in Participants with Chronic Rhinosinusitis without Polyps

Study Design

- Enrollment up to 28 participants, randomized 1:1 across 4 cohorts
- This will be a Phase 1b, randomized, double-blind, placebo-controlled, crossover design
- Enrollment up to 28 participants, across 2 drug regimen investigations (Part 1 and Part 2)
- Part 1 (pre-challenge study), n=14, randomized 1:1 between 2 cohorts (7 per cohort) that will complete both treatment arms (REVTx-99 and placebo) in a crossover manner
- Part 2 (post-challenge study), n=14, randomized 1:1 between 2 cohorts (7 per cohort) that will complete both treatment arms (REVTx-99 and placebo) in a crossover manner

Objective and Primary Endpoints

- **Primary Objective:** To evaluate the effects of REVTx-99 versus placebo on nasal symptoms elicited by nasal allergen challenge (NAC) administered after study drug administration (Part 1) and before study drug administration (Part 2).
- **Primary Endpoint:** Area under the curve (AUC) TNSS (0-60 minutes after NAC)

Status and Timing

- Site selected (Australia)
- Full protocol is in development
- Ethics submission planned for Q3 2021
- First patient planned to dose Q4 2021

REVELATION BIOSCIENCES

Confidential

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REVTx - 200 Intranasal PHAD ® for Improved Intramuscular (IM) Vaccination

REVTx - 200 Overview • REVTx - 200 is being developed as an intranasal adjunct to intramuscular vaccines to produce a superior, more complete immunization • REVTx - 200 is based on the same platform as REVTx - 99 • IP on formulation and method have been filed • Development rationale ▪ IM vaccination typically results in a robust immune response imparting systemic immunity, but elicitation of a weak mucosal response ▪ REVTx - 200 stimulates the mucosal immune response to induce production of secretory IgA, cytokines, and chemokines, which in turn recruit vaccine - specific T and B cells to the mucosal space, further enhancing the protection of the selected vaccine • Identify and work with multiple partners with existing vaccines to evaluate REVTx - 200 nonclinically in 1H 2022 • Initial clinical studies will likely be viral challenge in nature, post immunization • REVTx - 200 has the potential to be used with most respiratory viral vaccines currently in use or being developed • REVTx - 99 • REVDx - 200 • REVDx - 501 24

REVDx - 501 Rapid testing kit for viral infection

- REVTx-99
- REVTx-200
- REVDx-501

REVDx-501: Broadly Applicable to Most Infectious Viruses

Overview

- REVDx-501 (REVID™) is a diagnostic device in development for the detection of respiratory viral infection (SARS-CoV-2, influenza A and B, parainfluenza, etc.)
- REVDx-501 detects IP-10, a key cytokine that is upregulated in nasal and oral secretions at the onset of respiratory viral infection
- Easy to use and understand kit that can be deployed anywhere
  - Lateral flow format (similar to a pregnancy test kit)
  - No equipment required to read
  - Sample collected by simple swab of the lower portion of the nostril (nares)
- Inexpensive and easy to manufacture
- Rapid point-of-care (POC) results: <15 minutes
  - Allows for repeated or daily testing
- Kit design minimizes assignment of false negative:
  - Results corelate well with PCR for COVID-19 (100% positive agreement for replicating virus)
- 510(k) submission planned for 1H 2022

The REVID™ Device



Sample pad
Test Line
Sample Control Line
Assay Control Line
Approximately ½ inch

- Test Line (red): If present, indicates viral infection
- Sample Control Line (navy blue): demonstrates sample properly collected
- Assay Control Line (red): demonstrates device works

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A Universal Screening Tool Current Testing Paradigm • REVID Rapid Screen allows for testing of large bodies of people because test: ▪ Works regardless of virus type and any viral variants ▪ Is rapid ▪ Is inexpensive REVID Œ Rapid Screen REVID Rapid Screen will allow large numbers of people to be screened regardless of type of virus • Current testing for respiratory viral infection does not allow for testing of large bodies of people effectively because testing is: ▪ Specific ▪ Slow ▪ Expensive All Comers All Comers All Comers No Virus All Comers • REVTx - 99 • REVTx - 200 • REVDx - 501 27

Market Need: REVDx - 501 has Multiple Possible Uses with Potentially Large Markets 28 The simplicity of the kit will allow individuals to make informed decisions on their general health and whether to quarantine or go about daily life Individual Screening Tool Potential Target Population General population The simplicity and rapidity of the test kit allows for the screening of large numbers of people efficiently Institutional Screening Tool Potential Target Population Businesses with large crowds or at - risk individuals x Sports/concert arenas x Airports x Nursing homes x Hospitals 28 REVID Œ Rapid Screen can make more efficient usage of PCR testing by screening out those who do not have an infection up front Pre - PCR Screening Tool Potential Target Population Health care facilities 28 • REVTx - 99 • REVTx - 200 • REVDx - 501

- REVTx-99
- REVTx-200
- REVDx-501

Excellent Correlation between REVID™ and PCR for COVID

	COVID PCR Positive (N=37)	COVID PCR Negative (N=153)
REVID Positive	37	21
REVID Negative	0	132

- Samples were collected from symptomatic and asymptomatic subjects
  - Symptomatic subjects included those presenting with fever, cough, loss of taste or loss of smell
  - Samples were tested by PCR and using the REVID test kit

Assay Performance	
False Negative Rate	0%
False Positive Rate	14%

- The results from the REVID Test Kit are in good agreement with PCR
  - 0% false negative rate for replicating SARS-CoV-2 virus
  - 14% false positive rate attributed to symptomatic subjects who had infection with a virus other than SARS-CoV-2 (e.g. rhinovirus infection)

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Management Leadership and Board of Directors

Board – R&D Leadership, Therapeutic & Diagnostic Development, Commercialization, Finance and Transactional Success George Tidmarsh M.D., Ph.D. Chairman M.D. and Ph.D. from Stanford University. Currently Adjunct Faculty of Pediatrics and Neonatology. Over 30 years of experience in biotechnology, including the successful clinical development of 7 FDA - approved drugs. CEO Secretary and a Director of La Jolla Pharmaceutical, Founder and Chief Executive Officer of Horizon Pharma, Threshold Pharmaceuticals. Jennifer Carver Director Over 19 years of industry experience. Formerly Chief Operating Officer at Kartos Therapeutics, Chief Operating Officer at La Jolla Pharmaceutical Company development, approval and launch of GIAPREZA. Spectrum Pharmaceuticals and Allos Therapeutics, leading teams through the development and approval of Belionostat and Folotyn respectively. Jess Roper C.P.A. Director Over 20 years of financial and audit experience in the sectors of medical device, life sciences, technology, manufacturing, and financial institutions. Currently serves as a Board Member and Audit Chair for Biolase. Senior Vice President and Chief Financial Officer of Dexcom; PricewaterhouseCoopers. Curt LaBelle M.D. Director Over 20 years of industry experience. President of the Global Health Investment Fund (GHIF). M.D. and M.B.A from Columbia University. 31

Management has a Strong History Building Successful Commercial Organizations (e.g., 3 NASDAQ and 1 NYSE Listings) James Rolke Director and Chief Executive Officer Over 30 years of experience in the biotechnology industry. Chief Scientific Officer of La Jolla Pharmaceutical Company, development of multiple technologies including 6 INDs and 2 marketing approvals. Chief Technology Officer at Pluromed, Inc. (acquired by Sanofi) approvals of two medical devices via the 510K and PMA approval pathways. Chester Zygmont, III Chief Financial Officer Over 17 years of experience in finance. Interim CFO and Senior Director of Finance, at La Jolla Pharmaceutical Company. During Mr. Zygmont’s tenure at La Jolla, he brought the company to its NASDAQ listing. While at La Jolla it grew from a market cap of $2.5 million to over $875 million, with trading volume increasing from $2,500 to over $15 million per day. Robin Marsden Vice President, Biology Over 25 years of experience in biotechnology, which has included executing the successful bioanalytical and immunogenicity strategy supporting three FDA - approved products: Symlin and Byetta and Giapreza Carol Odle Vice President, Clinical Ops Over 30 years of industry experience working for clinical sites, CROs and a Pharmaceutical Company on numerous indications. Site experience includes Executive Director and part owner of a clinical research site. Sandra Vedrick Vice President, Human Resources and Investor Relations For the 6 years prior to joining Revelation, Ms. Vedrick was Senior Director and Head of Investor Relations and Human Resources at La Jolla Pharmaceutical Company Picture to be updated Picture to be updated 32

Key Takeaways 33 Revelation Portfolio Scientific Rationale Near Term Value Drivers Experienced Management and Scientific Team

Transaction Overview

Transaction Highlights

Revelation Biosciences, Inc. to go public through a SPAC merger with Petra Acquisition, Inc. (PAIC)

- PAIC is a healthcare-focused Special Purpose Acquisition Company ("SPAC") that raised approximately $74 million in its IPO in October 2020, with its common stock trading on NASDAQ under the symbol PAIC
- PAIC to acquire Revelation Biosciences for stock consideration valued at $105,000,000
- After the closing of the transaction, the combined company may have up to approximately $70[1] million in pro forma cash to fund operations (assuming no redemptions), with a potential additional $84 million in proceeds from cash warrants outstanding at a strike price of $11.50[1]
    - Net proceeds are primarily expected to fund clinical development of the company's therapeutic and diagnostic candidates, including:
        - advancing REVTx-99 through its Phase 2 viral challenge study and further development needs;
        - Initiating Phase 1 clinical study of REVTx-99 for the treatment of chronic nasal congestion; and
        - Continuing development of REVDx-501 Revelation's diagnostic for the detection of viral infections
    - Expected to provide runway into Q2 2023
- The combined company is to be led by the existing Revelation leadership, including experienced executives in the life sciences sector
- Revelation is expected to trade on the Nasdaq under the ticker "REVB" at closing
- The transaction is expected to close in Q4 2021

[1]Pro forma cash balance calculated as sum of Revelation's projected ending Q3 cash balance of $5.2M plus cash delivered from PAIC trust, assuming no redemptions from the trust, less assumed transaction expenses of $8.5M. $65 million in trust, net of estimated transaction expenses, would only be available assuming no redemptions from the Petra trust fund occur. However, since the Merger Agreement requires no minimum level of funding within the closing date Petra trust fund, there can be no assurances that $65 million in net proceeds will remain in the trust fund upon closing of the merger. See – "Forward-Looking Statements" on page 3 of this Presentation.

REVELATION BIOSCIENCES

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Transaction Overview

Sources and Uses

Sources	Amount ($M)
Cash From PAIC Trust[1]	$73.5
Revelation Equity Rollover	$105.0
PAIC Sponsor Equity	$18.4
Total Sources	**$196.9**

Uses	Amount ($M)
Revelation Equity Rollover	$105.0
PAIC Sponsor Equity	$18.4
Net Cash to Revelation BS[1]*	$65.0
Assumed Transaction Expenses[2]	$8.5
Total Uses	**$196.9**

Pro Forma Valuation

Particulars	Amount
Assumed Share Price	$10.10
Pro Forma Shares Outstanding[1][3]	19.6
Pro Forma Equity Value	**$197.9**
Less: Pro Forma Cash[4]*	$70.2
Pro Forma Enterprise Value	**$127.7**

Pro Forma Ownership



9.3%
37.1%
53.6%
Revelation Shareholders
Petra Public Shareholders
Petra Sponsor

(1) Assumes no redemptions from PAIC trust. (2) Includes certain advisory fees that may be paid in equity in lieu of cash. (3) Excludes 7.3M public PAIC warrants which are exercisable on a cash basis with a strike price of $11.50, and 3.2M private PAIC warrants which are exercisable on a cashless basis with a strike price of $11.50. (4) Pro forma cash balance calculated as sum of Revelation's projected ending Q3 cash balance of $5.2M plus cash delivered from PAIC trust, assuming no redemptions from the trust, less assumed transaction expenses of $8.5M. *However, since the Merger Agreement requires $5,000,001 minimum level of funding within the closing date Petra trust fund, there can be no assurances that $65 million will remain in the trust fund upon closing of the merger. See – "Forward-Looking Statements" on page 3 of this Presentation.

REVELATION BIOSCIENCES

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Beneficial Holders

Revelation Beneficial Holders Significant Beneficial holders Percent pre - merger 1 Dr. George Tidmarsh (Chairman) 17.5% Company Management 30.7% AXA IM Prime Impact Fund 2 16.5% LifeSci Venture Partners 9.4% Monashee Investments 7.9% Total 64.5% 1. Fully diluted basis 2. Series A preferred stock as converted 38

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